Perma-Fix Achieves Third Consecutive Quarter of Positive Net Income

ATLANTA – November 7, 2018 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the third quarter and nine months ended September 30, 2018.

Third Quarter 2018 Financial Highlights:

●	Revenue for the third quarter of 2018 increased to $12.0 million versus $11.8 million for the same period last year
●	Gross profit included $1.1 million and $550,000 of closure costs related to the M&EC facility for 2018 and 2017, respectively; and excluding these costs, gross profit would have increased to $2.9 million versus $2.3 million for the third quarter of 2017
●	Achieved third consecutive quarter of positive net income
●	Backlog increased by $2.0 million to $9.4 million as of September 30, 2018, versus $7.4 million as of June 30, 2018

Mark Duff, President & CEO, stated, “For the third straight quarter this year, we achieved revenue growth and profitability despite continued and unexpected delays related to the closure of our East Tennessee Materials and Energy Corporation (“M&EC”) facility. We now expect this facility to be closed on or before the end of the year, which we expect will result in a positive impact on performance of the overall Company. Our Waste Treatment plants exceeded our waste receipt targets for the quarter which is reflected in the increase in our backlog of approximately $2.0 million to $9.4 million on September 30, 2018 from $7.4 million at June 30, 2018. Within our Services Segment, revenues increased 19.9% to $2.9 million for the third quarter of 2018 from the third quarter of 2017. The quarter realized increases in bidding activities particularly within the US Army Corp of Engineers, which has seen increased funding for base upgrades. We believe we are well positioned to support large U.S Department of Energy (“DOE”) opportunities currently in the procurement process through our ability to provide commercialization alternatives for complex waste management challenges. Overall, completion of new construction at our facilities and attention to optimization of infrastructure has positioned Perma-Fix to complete 2018 with strong funded backlog and opportunity for sustainable growth in 2019.”

Financial Results

Revenue for the third quarter of 2018 was $12.0 million versus $11.8 million for the same period last year. Revenue from the Services Segment was $2.9 million versus $2.4 million for the same period in 2017. Our Services Segment revenues are project based and we continue to see modest growth and improvement in our project revenue. Revenue for the Treatment Segment was $9.1 million compared to $9.4 million for the same period in 2017. The decrease was primarily due to lower averaged price waste resulting from waste mix. Our Treatment Segment revenue was also impacted by the pending closure of our M&EC subsidiary which had a revenue decrease of approximately $555,000 from the third quarter of 2017 to the third quarter of 2018. Additionally, our Treatment Segment revenue was impacted by the timing of the waste shipments with over 20% of the waste received in the quarter arriving after the middle of September; however, the anticipated future revenue related to these receipts is reflected in the increased backlog which was up approximately $2.0 million from the second quarter and should bode well for us in the fourth quarter of 2018 and into the first quarter of 2019.

Gross profit for the third quarter of 2018 was $1.8 million versus $1.7 million for the third quarter of 2017. Gross profit for the third quarter of 2018 and 2017 included $1.1 million and $550,000, respectively, of additional closure costs recorded for our M&EC facility in connection with the pending closure of the facility. Excluding the additional closure costs in each period, gross profit for the third quarter of 2018 was $2.9 million, an increase of $623,000 or 27.1% from the corresponding period of 2017. This improvement was primarily due to increased revenue in the Services Segment, Treatment Segment revenue mix, and the reduction in our fixed costs. Excluding the additional closure costs recorded, gross margin increased to 24.3% in the third quarter of 2018 from 19.5% in the third quarter of 2017.

Operating loss for the third quarter of 2018 was $1.0 million versus an operating loss of $1.9 million for the third quarter of 2017. Operating loss for the third quarter of 2018 and 2017 included the closure costs of $1.1 million and $550,000, respectively, as discussed above. Operating loss for the third quarter of 2017 also included an impairment charge on tangible assets of $672,000. Net income attributable to common stockholders for the third quarter of 2018 was $221,000 or $0.02 per share, versus net loss of $2.0 million or ($0.17) per share for the same period in 2017. Net income attributable to common stockholders for the third quarter of 2018 included a tax benefit in the amount of approximately $1,380,000 resulting from the release of a portion of the valuation allowance on deferred tax assets related to indefinite-lived net operating losses generated due to the pending closure of our M&EC facility.

The Company recorded Adjusted EBITDA of $510,000 from continuing operations during the quarter ended September 30, 2018, as compared to Adjusted EBITDA of $654,000 for the same period of 2017. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project, closure costs accrued for M&EC subsidiary, impairment loss on tangible assets, and net gain on exchange offer of Series B Preferred Stock of M&EC. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for income (loss) from continuing operations for the three and nine months ended September 30, 2018 and 2017.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2018	2017	2018	2017
Income (loss) from continuing operations	$317	$(1,977)	$1,358	$(3,878)

Adjustments:
Depreciation & amortization	364	1,107	1,095	3,394
Interest income	(82)	(34)	(212)	(105)
Interest expense	62	59	177	249
Interest expense - financing fees	10	9	27	27
Income tax (benefit) expense	(1,342)	71	(1,272)	218

EBITDA	(671)	(765)	1,173	(95)

Research and development costs related to Medical Isotope project	88	197	259	947
Closure costs accrued for M&EC subsidiary	1,093	550	2,308	550
Impairment loss on tangible assets	—	672	—	672
Net gain on exchange offer of Series B Preferred Stock of M&EC	—	—	(1,596)	—

Adjusted EBITDA	$510	$654	$2,144	$2,074

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses:

	Three Months Ended			Nine Months Ended
	September 30, 2018			September 30, 2018
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$9,103	$2,881	$—	$27,207	$10,594	$—
Gross profit	1,564	261	—	5,867	1,322	—
Segment profit (loss)	1,848	(224)	(88)	5,556	(194)	(259)

	Three Months Ended			Nine Months Ended
	September 30, 2017			September 30, 2017
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$9,355	$2,403	$—	$29,019	$8,160	$—
Gross profit	1,613	132	—	6,474	343	—
Segment (loss) profit	(30)	(478)	(197)	2,665	(1,738)	(947)

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Wednesday, November 7, 2018. The call will be available on the Company’s website at www.perma-fix.com, or by calling 877-407-0778 for U.S. callers, or +1 201-689-8565 for international callers. The conference call will be led by Mark J. Duff, President and Chief Executive Officer, Dr. Louis F. Centofanti, Executive Vice President of Strategic Initiatives, and Ben Naccarato, Vice President and Chief Financial Officer of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through 11:00 a.m. November 14, 2018, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1 919-882-2331 (international callers) and entering conference ID: 40844.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the Department of Defense (“DOD”), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates three nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: the impact on the Company of closure of M&EC facility on or before the end of the year; the effect of increase in backlog in the fourth quarter of 2018 and into the first quarter of 2019; and sustainable growth in 2019. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; inability to win bid projects; that Congress fails to provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; inability to meet financial covenants; and the “Risk Factors” discussed in, and the additional factors referred to under “Special Note Regarding Forward-Looking Statements” of, our 2017 Form 10-K and Forms 10-Q for quarters ended March 31, 2018, June 30, 2018 and September 30, 2018. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in Thousands, Except for Per Share Amounts)	2018	2017	2018	2017

Net revenues	$11,984	$11,758	$37,801	$37,179
Cost of goods sold	10,159	10,013	30,612	30,362
Gross profit	1,825	1,745	7,189	6,817

Selling, general and administrative expenses	2,640	2,653	8,061	8,337
Research and development	229	293	680	1,300
Gain on disposal of property and equipment	(9)	—	(34)	(1)
Impairment loss on tangible assets	—	672	—	672
Loss from operations	(1,035)	(1,873)	(1,518)	(3,491)

Other income (expense):
Interest income	82	34	212	105
Interest expense	(62)	(59)	(177)	(249)
Interest expense-financing fees	(10)	(9)	(27)	(27)
Net gain on exchange offer of Series B Preferred Stock of subsidary	—	—	1,596	—
Other	—	1	—	2
(Loss) income from continuing operations before taxes	(1,025)	(1,906)	86	(3,660)
Income tax (benefit) expense	(1,342)	71	(1,272)	218
Income (loss) from continuing operations, net of taxes	317	(1,977)	1,358	(3,878)

Loss from discontinued operations, net of taxes of $0	(131)	(145)	(495)	(436)
Net income (loss)	186	(2,122)	863	(4,314)

Net loss attributable to non-controlling interest	(35)	(78)	(102)	(374)

Net income (loss) attributable to Perma-Fix Environmental Services, Inc. common stockholders	$221	$(2,044)	$965	$(3,940)

Net income (loss) per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:
Continuing operations	$.03	$(.16)	$.12	$(.30)
Discontinued operations	(.01)	(.01)	(.04)	(.04)
Net income (loss) per common share	$.02	$(.17)	$.08	$(.34)

Number of common shares used in computing net income (loss) per share:
Basic	11,922	11,714	11,828	11,698
Diluted	12,027	11,714	11,909	11,698

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEET

	(Unaudited)	(Audited)
(Amounts in Thousands, Except for Share and Per Share Amounts)	September 30, 2018	December 31, 2017

ASSETS
Current assets:
Cash	$793	$1,063
Account receivable, net of allowance for doubtful accounts of $159 and $720, respectively	8,300	7,940
Unbilled receivables	3,389	4,547
Other current assets	3,688	3,674
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 for each period presented	95	89
Total current assets	16,265	17,313

Net property and equipment	15,342	14,870
Property and equipment of discontinued operations, net of accumulated
depreciation of $10 for each period presented	81	81
Intangibles and other assets	26,783	27,079
Other assets related to discontinued operations	138	195
Total assets	$58,609	$59,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$19,258	$18,676
Current liabilities related to discontinued operations	940	905
Total current liabilities	20,198	19,581

Long-term liabilities	9,371	11,152
Long-term liabilities related to discontinued operations	354	359
Total liabilities	29,923	31,092
Commitments and Contingencies
Series B Preferred Stock of subsidiary, $0 par value; 1,467,396 shares authorized, 0 and 1,284,730 shares issued, respectively; 0 and 1,284,730 shares outstanding, respectively; liquidation value $1.00 per share plus accrued and unpaid dividends of $0 and $955, respectively	—	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 11,930,247 and 11,738,623 shares issued, respectively; 11,922,605 and 11,730,981 shares outstanding, respectively	12	12
Additional paid-in capital	107,435	106,417
Accumulated deficit	(77,245)	(77,893)
Accumulated other comprehensive loss	(151)	(112)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders’ equity	29,963	28,336
Non-controlling interest in subsidiary	(1,277)	(1,175)
Total stockholders’ equity	28,686	27,161

Total liabilities and stockholders’ equity	$58,609	$59,538